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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): January 28, 2005
                                                         ----------------

                        PACIFICHEALTH LABORATORIES, INC.
                        --------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                                   ---------
                 (State or Other Jurisdiction of Incorporation)

               000-23495                                  22-3367588
               ---------                                  ----------
        (Commission File Number)               (IRS Employer Identification No.)



100 Matawan Road,  Suite 420 Matawan, NJ                  07747-3913
----------------------------------------                  ----------
(Address of Principal Executive Offices)                  (Zip Code)


                                 (732) 739-2900
                                 --------------
              (Registrant's Telephone Number, Including Area Code)


          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
         (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01                  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         (a) On January 28, 2005, PHLI entered into a Series A Preferred Stock Purchase Agreement and related agreements with Hormel Health Labs, LLC, relating to the sale of PHLI's Series A Convertible Preferred Stock. These agreements are described below in this Report under Item 3.02.

         (b) ON January 28, 2005, PacificHealth Laboratories, Inc. ("PHLI") entered into an Exclusive Custom Manufacturing Agreement (the "Manufacturing Agreement") with an affiliate of Hormel Health Labs, LLC. The manufacturing Agreement provides for the exclusive manufacturing and processor of PHLI's powdered sports drinks at fixed prices. The initial term of the Agreement is one year.

ITEM 3.02                  UNREGISTERED SALES OF EQUITY SECURITIES

On January 28, 2005, PHLI issued and sold 90,909 shares of its Series A Convertible Preferred Stock to Hormel Health Labs, LLC ("Hormel"), for an aggregate purchase price of $1,000,000, or $11.00 per share. Each share of the Series A Preferred Stock is convertible at any time into 10 shares of PHLI Common Stock, subject to adjustment as described in Item 5.03. Therefore the Series A Preferred shares issued to Hormel are convertible into an aggregate 909,090 shares of Common Stock. Additional terms of the Series A Convertible Preferred Stock is contained in PHLI's Current Report on Form 8-K dated January 24, 2005 and filed January 28, 2005

In connection with the Stock Purchase Agreement, PHLI and Hormel entered into an Investors' Rights Agreement on the same date. Under the Investors Rights Agreement PHLI has agreed, upon request by the holders of the Series A Preferred Stock, and subject to customary terms and conditions, to file a registration statement with the SEC registering for resale the shares of Common Stock issuable upon conversion of the Series A Preferred Stock. Under this Agreement, PHLI has also agreed to include the Common Stock issuable upon conversion of the Series A Preferred Stock in any other registration statement PHLI may file with the SEC. The Investors' Rights Agreement prohibits PHLI from granting registration rights superior to those under the Investors Rights Agreement.

Under the Investors' Rights Agreement, the Series A Preferred holders are also granted a right to participate on a pro rata basis in future sales of equity securities (or securities exercisable for or convertible into equity securities).

As long as at least 50% of the original shares of Series A Preferred remain outstanding, the holders have the right to designate an individual to be nominated to PHLI's board, provided that such designee would be considered an independent director. Hormel has not yet indicated whether it will exercise this right or the identities of proposed designees.

Also in connection with this transaction, PHLI, Hormel and Dr. Robert Portman, PHLI's Chairman and Chief Scientific Officer, entered into a Right of First Refusal and Co-Sale Agreement on January 28, 2005. Under this agreement, PHLI and Hormel have the right of first refusal to purchase shares of PHLI common stock Dr. Portman wishes to sell, at the price and terms offered by a third party. In addition, if the right of first refusal is not exercised in connection with any sale by Dr. Portman, Hormel will have the right to require a portion of its shares to be included with Dr. Portman's sale to a third party. Certain sales by Dr. Portman will be exempt from these restrictions, including public sales by Dr. Portman pursuant to Rule 144.


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The proceeds of this transaction will be used primarily for working capital. An aggregate of $60,000 will be used to repay loans in the same aggregate amount made by six officers and directors of PHLI on January 12, 2005, which were intended to be bridge loans pending the financing.

PHLI undertook this transaction in reliance upon Rule 506 of Regulation D and
Section 18(b)(4)(D) of the Securities Act of 1933, as amended.



                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            PACIFICHEALTH LABORATORIES, INC.

Dated: February 2, 2005                     By: /s/ Stephen P. Kuchen
                                                ------------------------
                                                Stephen P. Kuchen
                                                Chief Financial Officer